CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports Fiscal 2014 Third Quarter Results
Reports Increase of 7.7% in U.S. Tax Customers Served Through February 28

Virginia Beach, Va. (March 13, 2014) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported net income for the third fiscal quarter ended January 31, 2014 of $4.1 million, or $0.28 per diluted share, compared to $1.7 million, or $0.12 per share, in the prior year period. The Company also reported that U.S. customers served during the calendar year through February 28, 2014 increased 7.7% and systemwide revenue increased 13.3% from the same period in the prior year.

“We are pleased with the increases we are seeing this year and they are in-line with our expectations. We have continued to take market share even though we had fewer offices,” said John Hewitt, CEO. “As we said in February, we were fortunate to be able to focus on our high performers, and the results so far this season speak for themselves. Our best performing franchisees embody our mission statement of ‘Set the standard, improve each day and have some fun!’ We are glad to be partners with them and look forward to helping them continue to expand their business and ours.”

Revenues
Revenues for the three months ended January 31, 2014 increased 8.3% to $40.7 million compared to $37.6 million in the prior year period. Revenues for the nine months ended January 31, 2014 increased 3.5% to $56.1 million compared to $54.2 million in the prior year period. The increase in revenue during both periods was primarily due to an increase in royalties and advertising fees, financial products and tax preparation fees. These revenue increases were mostly driven by higher volumes of returns and an increase in average net fees. In addition, much of the increase in tax preparation fees resulted from an increase in the number of online returns processed by the Company in part due to an acquisition of certain assets of an online tax preparation provider in early January 2014. These increases were partially offset by a decrease in franchise fees because the Company was unable to sell franchises during a portion of the second quarter of fiscal 2014 and a decrease in area developer fees due to the repurchase of several areas from area developers during fiscal 2014.

Operating Expenses
Operating expenses for the three months ended January 31, 2014 increased 4.1% to $35.5 million compared to $34.1 million in the prior year period. Operating expenses for the nine months ended January 31, 2014 increased 5.1% to $73.8 million compared to $70.2 million in the prior year period. The increase in both periods was primarily due to an increase in general and administrative expenses, area developer expense and depreciation, amortization and impairment charges.

The increase in general and administrative expense was related to one-time restatement costs and an increase in bad debt expense related to the higher number of office closures. The increase in area developer expense was directly related to the increase in royalties. The increase in depreciation, amortization and impairment charges was primarily due to additional amortization expense related to acquired customer lists and area developer rights, along with placing the Company’s NextGen software into service in fiscal 2014 and thus beginning to depreciate it. These increases were partially offset by a decrease in advertising expense in anticipation of the later start to the tax season and shifting more of those costs into the fourth quarter of fiscal 2014.

Balance Sheet
The Company had a cash balance of $3.7 million at January 31, 2014. The Company has drawn $104.6 million on its revolving credit facility as of January 31, 2014 compared to $108.1 million as of January 31, 2013, to provide cash used in operating activities and operating loans to franchisees. As of February 28, 2014, the Company had a balance of $9.7 million on its revolving credit facility compared to $61.0 million as of February 28, 2013.

Operational Results
During the calendar year, through February 28, 2014, the Company has processed 1,250,000 returns in offices and online, an increase of 7.7% when compared to the same period last year. The number of returns processed in offices increased 6.1% to 1,148,000 and the number of returns processed online increased 29.1% to 102,000 compared to the same period last year partly due to the acquisition of certain assets of an online tax preparation provider.

Third Quarter Conference Call
At 8:30 a.m. ET on Thursday, March 13, 2014, the Company will host a conference call to discuss its results from the third quarter of fiscal 2014. To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 41557018, approximately 10 minutes prior to the start time of the call. The call will also be webcast in a listen-only format. The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call on Thursday, March 13, 2014 and continuing until Thursday, March 20, 2014, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 41557018. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 16 million individual income tax returns in more than 4,400 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of over 30,000 tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the restatement of the Company’s historical financial statements, the costs associated with the restatement, the filing of the Company’s periodic reports with the SEC, the Company’s anticipated growth and expansion of its business, and the completion of the Company’s franchise disclosure documents and related filings. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements, including our filings with the SEC; uncertainties regarding the Company's ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

JTH Holding, Inc.
Condensed Consolidated Balance Sheets
Unaudited, amounts in thousands

	January 31, 2014	January 31, 2013	April 30, 2013
Current assets:
Cash and cash equivalents	$3,742	$849	$19,013
Receivables, net	133,566	129,586	71,306
Available-for-sale securities	—	—	3,619
Other current assets	31,418	34,430	9,195
Total current assets	168,726	164,865	103,133

Property, equipment, and software, net	37,553	31,978	33,037
Notes receivable, excluding current portion, net	23,645	21,356	14,352
Goodwill	6,279	5,721	5,685
Other intangible assets, net	17,645	11,620	10,921
Other assets, net	2,124	5,706	2,402
Total assets	$255,972	$241,246	$169,530

Current liabilities:
Current installments of long-term debt	$6,649	$3,488	$3,400
Accounts payable and accrued expenses	12,804	15,260	11,954
Due to area developers	15,390	14,955	18,248
Income taxes payable	—	—	5,897
Deferred revenue - short-term portion	6,362	6,489	7,555
Total current liabilities	41,205	40,192	47,054

Long-term debt, excluding current installments	22,337	24,775	24,283
Revolving credit facility	104,592	108,105	—
Deferred revenue - long-term portion	8,510	9,935	10,381
Other non-current liabilities	2,030	382	5,976
Total liabilities	178,674	183,389	87,694

Stockholders' equity:
Special voting preferred stock, $0.01 par value per share	—	—	—
Class A common stock, $0.01 par value per share	122	121	120
Class B common stock, $0.01 par value per share	9	9	9
Exchangeable shares, $0.01 par value	1	1	1
Additional paid-in capital	9,053	6,752	1,920
Accumulated other comprehensive income, net of taxes	(129)	810	1,194
Retained earnings	68,242	50,164	78,592
Total stockholders' equity	77,298	57,857	81,836
Total liabilities and stockholders' equity	$255,972	$241,246	$169,530

JTH Holding, Inc.
Condensed Consolidated Statement of Operations
Unaudited, amounts in thousands, except per share and share data

	Three months ended January 31,			Nine months ended January 31,
	2014	2013	% change	2014	2013	% change
Revenues:
Franchise fees	$1,247	$1,698	(26.6)%	$3,172	$4,503	(29.6)%
Area developer fees	1,311	1,741	(24.7)%	4,994	5,742	(13)%
Royalties and advertising fees	22,081	20,188	9.4%	24,710	22,561	9.5%
Financial products	9,864	8,039	22.7%	10,482	8,510	23.2%
Interest income	3,001	3,140	(4.4)%	7,435	8,339	(10.8)%
Tax preparation fees, net of discounts	2,054	1,445	42.1%	2,682	1,886	42.2%
Other revenue	1,182	1,369	(13.7)%	2,647	2,661	(0.5)%
Total revenues	40,740	37,620	8.3%	56,122	54,202	3.5%

Operating expenses:
Employee compensation and benefits	10,318	10,285	0.3%	24,603	24,566	0.2%
General and administrative expenses	9,121	7,857	16.1%	23,131	19,783	16.9%
Area developer expense	7,909	6,814	16.1%	9,442	8,646	9.2%
Advertising expense	5,860	7,687	(23.8)%	11,051	12,786	(13.6)%
Depreciation, amortization, and impairment charges	2,267	1,424	59.2%	5,590	4,447	25.7%
Total operating expenses	35,475	34,067	4.1%	73,817	70,228	5.1%
Income (loss) from operations	5,265	3,553	48.2%	(17,695)	(16,026)	(10.4)%

Other income (expense):
Foreign currency transaction gains (losses)	(3)	(1)	200%	(15)	3	(600)%
Gain on sale of available-for-sale securities	1,995	—	n/a	2,183	—	n/a
Interest expense	(464)	(819)	43.3%	(1,066)	(1,623)	34.3%
Income (loss) before income taxes	6,793	2,733	148.6%	(16,593)	(17,646)	6%
Income tax expense (benefit)	2,737	1,060	158.2%	(6,244)	(6,845)	8.8%
Net income (loss)	$4,056	$1,673	142.4%	$(10,349)	$(10,801)	4.2%

Net income attributable to common stockholders Class A and Class B	$3,766	$1,554	142.3%

Net income (loss) per share of Class A and Class B common stock
Basic	$0.29	$0.12	141.7%	$(0.8)	$(0.85)	5.9%
Diluted	$0.28	$0.12	133.3%

Weighted-average shares outstanding
Basic	12,991,857	12,990,238		12,937,734	12,731,496
Diluted	14,654,666	14,069,939

JTH Holding, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Nine months ended January 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (10,349)	$ (10,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	5,886	4,581
Depreciation, amortization and impairment charges	5,590	4,447
Amortization of deferred financing costs	250	217
Stock-based compensation expense related to equity classified awards	1,394	1,232
Stock-based compensation expense related to liability classified awards	(872)	—
Gain on bargain purchases and sales of company-owned offices	(629)	(178)
Equity in loss of affiliate	173	118
Deferred tax expense	955	4,952
Gain on sale of available-for-sale securities	(2,183)	—
Changes in assets and liabilities decreasing cash flows from operating activities	(51,065)	(56,383)
Net cash used in operating activities	(50,850)	(51,815)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(62,218)	(60,875)
Payments received on operating loans from franchisees	1,532	1,536
Purchases of area developer rights, company-owned offices and acquired customer lists	(6,585)	(3,741)
Proceeds from sale of company-owned offices and area developer rights	2,368	2,252
Purchase of available-for-sale securities	—	(2,980)
Proceeds from sale of available-for-sale securities	5,163	—
Purchase of property and equipment	(7,652)	(9,177)
Net cash used in investing activities	(67,392)	(72,985)

Cash flows from financing activities:
Proceeds from the exercise of stock options	6,122	1,592
Repurchase of common stock	(5,174)	(1,634)
Repayment of long-term debt	(2,897)	(2,227)
Borrowings under revolving credit facility	110,694	108,582
Repayments under revolving credit facility	(6,102)	(478)
Payment for debt issue costs	—	(281)
Tax benefit of stock option exercises	554	269
Net cash provided by financing activities	103,197	105,823

Effect of exchange rate changes on cash, net	(226)	(22)
Net decrease in cash and cash equivalents	(15,271)	(18,999)
Cash and cash equivalents at beginning of period	19,013	19,848
Cash and cash equivalents at end of period	$3,742	$849

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$851	$1,310
Cash paid for taxes, net of refunds	6,388	6,958

JTH Holding, Inc.
Operational Data
Unaudited

Tax returns processed[1]	CYTD 2/28/14	CYTD 2/28/13	Percent Change
U.S. offices	1,148,000	1,082,000	6.1%
Online	102,000	79,000	29.1%
Total tax returns processed	1,250,000	1,161,000	7.7%

[1]Return counts are rounded to the thousands and percentages are calculated on rounded amounts